Exhibit 10.2

July 13, 2015

Dear Charles:

I’m pleased to confirm our offer of employment to you for the position of President of Peoples Energy reporting to me.

The annual base salary offered for this position is $365,700 payable in accordance with the Company’s regular payroll practices. Other compensation and benefits associated with this offer are outlined below.

Relocation Assistance
You will be provided relocation assistance including, but not limited to:

•	House hunting assistance

•	Mortgage loan assistance

•	Home purchase closing cost assistance

•	Home sale assistance

•	Household goods move

Details of the features identified above will be provided through the Company’s relocation provider. The offer for relocation will remain available to you for up to one year as permitted under IRS regulations. Expenses incurred after one year will be your responsibility unless you obtain an extension from the IRS. You will have access to corporate housing for up to nine months to facilitate your transition.

Special Signing Bonus
You will receive a special signing bonus of $100,000 payable promptly after reporting for work. This amount is subject to all applicable taxes.

Annual Incentive Plan
In addition to your base salary, you will participate in the annual incentive plan. Under this plan, your target award level is 65 percent of base salary. Payment is earned when you and the Company meet pre-established performance targets based on Company financial performance and results against certain operational targets. Since the plan has an upside potential of 200% of the target award, payments may range from 0% to 130% of your base salary based on the degree to which the performance goals are met. Participation in this plan is reviewed annually. Your 2015 award will be prorated to reflect partial year participation.

Long-Term Incentive Awards
You will participate in the long-term incentive plan with a target compensation level of 85 percent of base salary. Awards may be in the form of stock options, restricted stock, performance units or such other form as approved by the WEC Energy Group Compensation Committee. The current practice is to award 65% of the target compensation level in the form of performance units, 20% in stock options, and 15% in restricted stock. These weightings and the forms of awards are subject to annual review.

For the remainder of 2015, you will remain on your current payroll and benefit plans. Beginning January 1, 2016, the following will apply.

401(k)
You will be eligible to participate in the Company’s 401(k) plan. The Company matches 100% of the first 5 percent of participant contributions.

Deferred Compensation
You will be eligible to participate in a nonqualified deferred compensation plan, which allows deferral of a portion of base salary and incentive awards into a nonqualified account. You will have the opportunity to select among investment alternatives for any amounts you elect to defer. The Company matches amounts deferred to the plan consistent with the matching formula applied to the applicable 401(k).

Retirement Savings Benefit
The Company offers a defined contribution retirement savings plan. This plan provides an annual contribution that is accrued throughout the year, based on your age and years of service as illustrated below. Base salary, annual incentive and overtime are considered in the benefit calculation. Earnings on the account will be determined by performance of the investment funds you elect. Retirement income benefits are provided through both a tax-qualified and nonqualified plan to ensure that IRS limits on compensation recognized by the qualified plan do not impact the overall benefit. For purposes of this benefit, you will receive credit for all years of service with WEC and its subsidiaries.

Annual Points Contribution
If Employee’s Age plus Years of Service Equal	Percentage Contribution of Base, Incentive and Overtime Pay
0 - 34 points	3%
35 - 49 points	4%
50 - 64 points	5%
65 - 79 points	6%
80 or more points	7%

Supplemental Retirement Savings Benefit
When your employment terminates with Peoples Energy and all related companies within the controlled group of which Peoples Energy is a member, WEC Energy Group will provide you a retirement benefit. To calculated this benefit, you will be deemed to have been eligible for benefits under the Wisconsin Energy Corporation Retirement Account Plan during your entire period of employment with Wisconsin Energy Corporation and Peoples Energy and its related subsidiaries and subtracting from that benefit your actual retirement benefits accrued under all qualified and nonqualified defined benefit plans maintained by the controlled group of which WEC Energy Group is the parent corporation. This “make-whole” benefit, if any, shall be calculated under the WEC Supplemental Pension Plan (the “SPP”), or its successor,  as of your termination of employment, shall be fully vested, and shall be subject to your distribution election on file under the SPP or its successor.

Medical and Dental Benefits
You will be eligible to participate in the medical and dental benefit plans available to other management employees of the Company. The Company offers a consumer-driven health plan with an HSA savings option. The plan is administered through United Healthcare. Coverage begins on your first day of employment. Dental benefits are available at a subsidized cost.

Life Insurance
You will be eligible for group term life insurance at two times your base salary at no cost. The Company also offers an opportunity to purchase voluntary life insurance. Officers of the Company also receive an additional one times base salary as a supplemental benefit.

Long-term Disability
The Company provides long-term disability benefits that replace 60% of base salary.

Paid Time Off
Paid Time Off (PTO) is provided based on years of service as illustrated in the following chart. Your allocation of PTO will be adjusted to reflect the negotiated vacation you received upon your original employment with We Energies. For purposes of this benefit, you will receive credit for all years of service with WEC and its subsidiaries.

Years of Service	PTO (Days)
1 - 4	18
5 - 9	21
10 - 14	24
15 - 19	27
20 - 24	31
25 +	35
* if age plus service = 70 - 79, 2 additional days are added; if age plus service = 80 or more, 3 additional days are added

In consideration of your We Energies’ payable absence plan, you will be provided additional days of PTO if your legitimate use of PTO for caring for yourself or your spouse/dependents would reduce your allocated days to less than the vacation allocation you would have had if your employment had continued with We Energies.

The Company also provides 8 paid holidays.

Financial Planning
You will be credited with an annual financial planning benefit of $18,000.

Annual Physical Benefit
You will be eligible to receive an executive physical annually at no cost to you.

All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

Sincerely,

/s/ Gale E. Klappa

Gale E. Klappa
Chairman & Chief Executive Officer

Accepted:

/s/ Charles R. Matthews
Charles R. Matthews